EXHIBIT 99.1

Pacific Green secures AU$77 million debt facility to accelerate BESS development in Australia

Sydney, Aug. 26, 2025 (GLOBE NEWSWIRE) -- Pacific Green Technologies, Inc., a global leader in battery energy storage solutions, is pleased to announce that its Australian battery energy storage business has completed a financing raise with the Longreach Credit Investors and Australian Philanthropic Services Foundation. The syndicated facility provides up to AU$77 million over a 24-month period to fund the development of a 7 GWh pipeline and expand the platform within the Australian market.

Scott Poulter, Group CEO of Pacific Green, commented: “We are pleased to welcome Longreach Credit Investors and to expand our existing relationship with Australian Philanthropic Services Foundation as partners. This capital allows Pacific Green to expand our platform footprint and accelerate the development of our portfolio of BESS projects across the Australian National Electricity Market.”

The agreement underpins Pacific Green’s commitment to accelerating the energy transition by delivering grid-scale storage infrastructure that supports the integration of renewable energy and enhances grid reliability across Australia.

Alex Nisbet, Chief Commercial Officer of Longreach Credit Investors, commented: “This partnership illustrates Longreach Credit's commitment to supporting high-quality Australian businesses by providing customised debt solutions that enable them to realise their growth ambitions.”

Chris Cuffe, Chairman of Australia Philanthropic Services Foundation, commented: “We are very excited to continue supporting Pacific Green as it drives the energy transition forward in Australia”.

Scott Poulter, Chairman & CEO
Pacific Green Technologies, Inc.
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